UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K
______________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 5, 2020
EDGEWELL PERSONAL CARE COMPANY

(Exact name of registrant as specified in its charter)

Missouri	1-15401	43-1863181
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Research Drive, Shelton, Connecticut 06484
(Address of principal executive offices)

203-944-5500
(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EPC	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 5, 2020, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Edgewell Personal Care Company (the “Company”) and the Board adopted a modification to the performance criteria used to trigger vesting of our Company’s performance restricted stock equivalent units (“PRSEs”) in connection with our Company’s long-term incentive plan (“LTIP”) for our Company’s named executive officers (“NEOs”). Vesting of the PRSEs for each of the NEOs will occur on the date that our Company releases earnings for the fiscal year ending September 30, 2023, if the performance criteria are met, subject to the Committee’s exercise of negative discretion.
Prior to the November 5, 2020 meeting, the performance metrics used to trigger vesting of our Company’s PRSEs were cumulative adjusted net sales for a specified three-year performance period (the “Performance Period”) (50% of the PRSE) and (b) cumulative adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the Performance Period (50% of the PRSE). Following modification, the performance goal for PRSEs for the three-year period beginning October 1, 2020 and ending September 30, 2023 will be relative total shareholder return. The percentage of the grant vesting will range from 0% to 200% based on our Company’s performance, with payment subject to discretionary reduction by the Committee. Each NEO will vest in 50% of his or her PRSE grant if threshold performance is achieved, 100% of his or her PRSE grant if target performance is achieved, and up to a maximum of 200% of his or her PRSE grant if stretch performance is achieved. Vesting of the PRSEs is subject to (a) the Committee’s determination after the end of our Company’s fiscal year 2023 that the performance objective was met, (b) the terms of the award agreement and (c) the NEO’s continued employment with our Company.
Relative total shareholder return (“TSR”) means stock price appreciation plus reinvested dividends, if any, benchmarked against a select group of peer companies. The beginning stock price for the TSR will be determined by taking the 20 trading day average closing price for our Company’s common stock immediately prior to October 1, 2020 and will be compared to the 20 trading day average closing price of our Company’s common stock immediately prior to the end of each quarter of fiscal year 2023.
On November 5, 2020, the Committee and the Board approved an annual cash bonus program for the Company’s 2021 fiscal year (the “Executive Officer Bonus Program”) for NEOs. The Executive Officer Bonus Program replaces the Company’s shareholder-approved executive officer bonus plan.
Executive Officer Bonus Program payouts are based on the achievement by the Company during fiscal year 2021 of certain levels of performance under three metrics: adjusted EBITDA (40% of the bonus target); adjusted net sales growth (35% of the bonus target); and adjusted net working capital as a percent of net sales (25% of the bonus target). The performance level targets for the Executive Officer Bonus Program were chosen based on fulfilling the Company’s business plan for fiscal year 2021. Executive Officer Bonus Program payouts are subject to (a) the Committee’s determination after the end of our Company’s fiscal year 2021 that the performance objective was met, and (b) the NEO’s continued employment with our Company.
The Bonus Plan will offer potential payouts expressed as a percentage of the individual’s bonus target, which is a percentage of the individual’s base salary. The individual bonus targets for the NEOs were set as follows: Mr. Little - 115%; Mr. Sullivan - 70%; Mr. Hill - 60%; and Ms. Iasenza - 60%.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On November 5, 2020, the Board adopted an amendment to Article II, Section 6 of the Company’s Amended and Restated Bylaws to allow for electronic transmission of director consent to Company actions. The text of this amendment to the Company’s Amended and Restated Bylaws is attached hereto as Exhibit 3.2.1.
As amended, Article II, Section 6 provides that if all the directors severally or collectively shall consent in writing or by electronic transmission (i.e., transmission effected by electronic means, including but not limited to a transmission effected by telephone tones, telefacsimile, wireless device, or over the internet that creates a record that may be retained, retrieved, and reviewed by the recipient) to any action which is required to be or may be taken by the directors, such consents shall have the same force and effect as a unanimous vote of the directors at a meeting duly held.
Article II, Section 6 had previously provided that any action which may have been taken at any meeting of Directors, or of any committee of the Board, may have been taken without a meeting if consents in writing, setting forth the action so taken, shall have been signed by all of the members of the Board or committee.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
3.2.1	Amendment to Bylaws of the Company, effective as of November 5, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
EDGEWELL PERSONAL CARE COMPANY

By:  /s/ Marisa Iasenza
Marisa Iasezna
Chief Legal Officer

Dated: November 12, 2020